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                       June 5, 2023

       Jeff Whiteside
       Chief Financial Officer
       eXp World Holdings, Inc.
       2219 Rimland Drive, Suite 301
       Bellingham, WA 98226

                                                        Re: eXp World Holdings,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-38493

       Dear Jeff Whiteside:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction